FOOD LION NEWS
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  P.O. Box 1330 -- Salisbury, NC  28145-1330 -- (704) 633-8250

November 8, 1996                   Contact: Chris Ahearn
                                   (704) 633-8250, Ext. 2892

For Immediate Release

 FOOD LION, INC. TO COMMENCE ALL-CASH, $26.00 PER SHARE, TENDER
  OFFER AS FIRST STEP IN KASH N' KARRY FOOD STORES, INC. MERGER

SALISBURY,  NC  and  TAMPA, FL -- Food  Lion,  Inc.  (Nasdaq-NNM:
FDLNA, FDLNB) of Salisbury, North Carolina, and Kash n' Karry Food Stores, Inc. (Nasdaq-NNM: KASH) of Tampa, Florida, announced today that Food Lion will commence, within five business days, an all-cash tender offer for all of the issued and outstanding common shares of Kash n' Karry at the price of $26.00 per share. This announcement comes pursuant to the previously announced definitive merger agreement between the two companies.

Food Lion and Kash n' Karry said that the decision to effect the transaction by means of a first-step tender offer reflected their shared objective of allowing the shareholders, customers and employees of both companies to realize the benefits of the transaction at the earliest possible date. It is contemplated that the merger will be effected without the necessity of a Kash n' Karry stockholder vote if more than 90% of Kash n' Karry's outstanding shares are acquired in the tender offer.

As announced on October 31, 1996, Kash n' Karry's Board of Directors has unanimously approved the transaction and recommended approval and adoption of the merger by Kash n' Karry's stockholders. Institutional investors, who together own approximately 67% of Kash n' Karry's outstanding common stock, have committed to support the transaction, have granted proxies and options on their shares in favor of Food Lion, and have agreed to tender their shares in the tender offer.

Consummation of the merger, which is subject to satisfaction of certain conditions, including the expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, is expected to occur later this year or early next year.

Food Lion and its more than 72,000 employees serve more than nine million customers per week by providing Extra Low Prices and More at more than 1,100 stores in 14 states.

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